Exhibit 21

Subsidiaries of the Registrant

1.	SYCOM ONSITE Corporation (“SO Corporation”) is a Delaware corporation and is a wholly-owned subsidiary of the Company.

2.	Energy Nexus Group, Inc. (“ENG”) is a California corporation and is a wholly-owned subsidiary of the Company.

3.	Western Energy Management, Inc. (“WEM”) is a Delaware corporation and is a wholly-owned subsidiary of the Company.*

4.	Onsite Energy Services, Inc. (“OES”) is a Kansas corporation and is a wholly-owned subsidiary of the Company.*

5.	Onsite/Mid-States, Inc. (“OMS”) is a Kansas corporation and is a wholly-owned subsidiary of OES, which is a wholly-owned subsidiary of the Company.*

6.	Onsite Energy de Panama, S.A. is a Panamanian corporation and is wholly-owned subsidiary of the Company.*

7.	REEP Onsite, Inc. (“REEP”) is a Delaware corporation and is a wholly-owned subsidiary of the Company.*

8.	ERSI Onsite, Inc. (“ERSI”) is a Delaware corporation and is a wholly-owned subsidiary of the Company.*

*	Represents subsidiary where operations have been terminated. These subsidiaries were dissolved by their respective Boards of Directors in June of 2002.